Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), effective as of the 10th day of September, 2003, is entered into by Achillion Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 300 George Street, New Haven, CT 06511-6624 (the “Company”), and Milind S. Deshpande, Ph.D., residing at 44 Field Brook Road, Madison, Connecticut 06443 (the “Employee”). This Agreement amends and restates the Employment Agreement between the Company and the Employee dated September 18, 2001 (the “Original Agreement”).

WHEREAS, the Company desires to continue to engage the services of the Employee and the Employee desires to continue to be employed by the Company.

NOW, THEREFORE, in consideration of the employment or continued employment of the Employee, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the “Commencement Date”) and ending on December 31, 2005 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4.

2. Title; Capacity. The Employee shall serve as Vice President, Drug Discovery or in such other reasonably comparable position as the Board of Directors (the “Board”) may determine from time to time. The Employee shall be based at the Company’s headquarters in New Haven, Connecticut, or such place or places in the continental United States as the Board shall determine. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board. The Board may also designate an officer of the Company to whom you shall report.

The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Employee. The Employee agrees to devote his or her entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary of $200,000 for the fifteen-month period commencing on the Commencement Date. Such salary shall be subject to adjustment thereafter as determined by the Board.

3.2 Bonus. The Employee shall be eligible to receive additional compensation of up to 25% of the Employee’s then current base salary based upon the Employee’s achievement of certain performance goals mutually agreed upon between the Employee and the Board.

3.3 Stay Bonus. If the Employee remains employed by the Company on September 10, 2004, the Employee shall be entitled to additional cash compensation equal to a payment of 8% of the Employee’s then current base salary.

3.4 Fringe Benefits. The Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him or her eligible to participate. The Employee shall be entitled to three weeks paid vacation per year, to be taken at such times as may be approved by the Board.

3.5 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his or her duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

3.6 Equity. Upon the approval of the Board of Directors of the Company, the Employee shall be granted an incentive stock option for the purchase of 150,000 shares of the Company’s common stock, at a price per share equal to the fair market value at the time of Board of Director approval. These shares shall vest over four years, with 25% of the shares subject to the grant vesting September 10, 2004 and the remainder vesting in equal quarterly installments for the three-year period thereafter.

3.7 Withholding. All salary, bonus and other compensation payable to the Employee shall be subject to applicable withholding taxes.

4. Termination of Employment Period. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 Expiration of the Employment Period;

4.2 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based;

4.3 At the election of the Employee, for Good Reason (as defined below) within twelve months following the consummation of a Corporate Transaction (as defined below), upon not less than two weeks’ prior written notice of termination, which notice shall identify the Good Reason upon which the termination is based;

4.4 Upon the death or disability (as defined below) of the Employee;

4.5 At the election of the Company, upon not less than fifteen (15) days’ prior written notice of termination; or

4.6 At the election of the Employee, upon not less than fifteen (15) days’ prior written notice of termination.

5. Effect of Termination.

5.1 At-Will Employment. If the Employment Period expires pursuant to Section 1 hereof, then, unless the Company notifies the Employee to the contrary, the Employee shall continue his or her employment on an at-will basis following the expiration of the Employment Period. Such at-will employment relationship may be terminated by either party at any time and shall not be governed by the terms of this Agreement (except for Section 6 hereof).

5.2 Payments Upon Termination.

(a) In the event the Employee’s employment is terminated pursuant to Section 4.1, Section 4.2, Section 4.4 or Section 4.6, the Company shall pay to the Employee the compensation and benefits otherwise payable to him or her under Sections 3.1 and 3.4 through the last day of his or her actual employment by the Company.

(b) In the event the Employee’s employment is terminated by the Employee pursuant to Section 4.3 or by the Company pursuant to Section 4.5, the Company shall continue to pay to the Employee his or her salary as in effect on the date of termination until the earlier of (i) the date that is six months after the date of termination or (ii) the date upon which the Employee commences full-time employment with another Company.

5.3 Survival. The provisions of Sections 6, 8 and 10 shall survive the termination of this Agreement.

5.4 Effect of Termination on Equity. In the event the Employee’s employment with the Company is terminated (i) by the Employee pursuant to Section 4.3 or (ii) within 12 months following a Corporate Transaction, by the Company pursuant to Section 4.5, then an additional 50% of the original number of shares of common stock subject to stock option agreements shall immediately vest and become exercisable upon the date of the Employee’s termination.

5.5 Release. The payment to the Employee of the amount payable under Section 5.2(b) shall (i) be contingent upon the Employee’s entering into a binding release prepared by counsel to the Company and reasonably acceptable to the Company and (ii) constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth in Section 5.2(b).

6. Termination Obligations.

6.1 Return of Company’s Property. Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, and equipment furnished to or prepared by Employee in the course of or incident to Employee’s employment, belong to Company and shall be promptly returned to Company upon termination of Employee’s employment. Following termination, Employee will not retain any written or other tangible material containing any proprietary information of information pertaining to the Company’s proprietary information.

6.2 Cooperation in Pending Work. Following any termination of Employee’s employment, Employee shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. Employee shall also cooperate in the defense of any action brought by any third party against the Company that relates in any way to Employee’s acts or omissions while employed by the Company.

7. Effect of Corporate Transaction. In the event the Company consummates a Corporate Transaction that is not a Private Transaction (as defined below), then an additional 25% of the original number of shares of common stock subject to stock option agreements shall immediately vest and become exercisable upon the date of the consummation of such transaction.

8. Non-Competition and Non-Solicitation Agreement. The Employee shall execute, simultaneously with the execution of this Agreement, the Amended and Restated Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A.

9. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

9.1 “Cause” shall mean (a) a good faith finding by the Company that (i) the Employee has failed to substantially perform his or her reasonably assigned duties for the Company, or (ii) the Employee has engaged in dishonesty, gross negligence or misconduct, which dishonesty, gross negligence or misconduct has had a material adverse effect on the Company, (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony or (c) breach by the Employee of any material provision of this Agreement, any invention and non-disclosure agreement, non-competition and non-solicitation agreement or other agreement with the Company, which breach is not cured within thirty days written notice thereof.

9.2 “Corporate Transaction” shall mean the sale of all or substantially all of the capital stock (other than the sale of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing (including a debt financing that is convertible into equity) of the Company approved by a majority of the Board of Directors of the Company), assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

9.3 “Disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation, as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

9.4 “Good Reason” shall exist upon (i) mutual written agreement by the Employee and the Board of Directors of the Company that Good Reason exists; (ii) the Employee being required by the Company to relocate such that such Employee’s daily commute shall exceed 60 miles without the written consent of the Employee; (iii) any material breach by the Company or any successor thereto of any agreement to which the Employee and the Company are parties, which breach is not cured within thirty days of written notice thereof; or (iv) demotion of the Employee to a position with responsibilities substantially less than such Employee’s current position without the prior consent of the Employee; provided, however, that nothing shall require the Employee to hold the same title or same functional role within an entity resulting from a Corporate Transaction so long as the Employee’s responsibilities are not substantially diminished.

9.5 “Private Transaction” shall mean any Corporate Transaction where the consideration received or retained by the holders of the then outstanding capital stock of the Company does not consist of (i) cash or cash equivalent consideration, (ii) securities which are registered under the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”) and/or (iii) securities for which the Company or any other issuer thereof has agreed to file a registration statement within ninety (90) days of completion of the transaction for resale to the public pursuant to the Securities Act.

10. Miscellaneous.

10.1 Entire Agreement; Modification. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral, including the Original Agreement. The parties hereby agree that as of the date hereof, the Original Agreement is of no further force or effect and the Company shall have no obligations to the Employee under such Original Agreement. The Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

10.2 Notices. Any notices delivered under this Agreement shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 10.2.

10.3 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee and approved by a majority of the members of the Board of Directors of the Company.

10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Connecticut (or, if appropriate, a federal court located within Connecticut), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her.

10.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

10.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

10.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

10.10 Employee’s Acknowledgments. The Employee acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Employee’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Employee.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ MARIOS FOTIADIS
Name:	Marios Fotiadis
Title:	Chief Financial Officer

EMPLOYEE:

/S/ MILIND S. DESHPANDE
Milind S. Deshpande

NONCOMPETITION AGREEMENT

Deshpande	Milind	S.
Employee’s Last Name	First Name	Middle Initial

I, the undersigned, recognize that in my position with the Company I will be performing a highly responsible role in a very competitive industry. Because of the injury that might accrue to the Company through my association with a competitor of the Company, combined with my privileged access to the Company’s proprietary information, I understand that it is important that the Company protect itself. I, further, recognize that execution of this Agreement is an express condition of my employment.

In consideration of my employment, continued employment, promotion or increase in compensation by the Company, I hereby agree as follows:

1. Definition. For the purposes of this Agreement, the “Company” means and includes Achillion Pharmaceuticals, Inc. and all of its existing, past or future parents, subsidiaries and affiliates.

2. Best Efforts; Reasonableness of Restrictions.

(a) During the period of my employment with the Company, I shall devote my full time and best efforts to the business of the Company and I shall neither pursue any business opportunity outside the Company nor take any position with any organization other than the Company without the approval of a majority of the disinterested members of the Company’s Board of Directors.

(b) I acknowledge and agree that (i) by virtue of my acquiring knowledge of the Company’s valuable trade secrets and confidential information concerning the names, specialized needs, concerns, and characteristics of the Company’s customers and other aspects of the Company’s sales, marketing, pricing, and promotional activities learned or developed in the course of my employment at the Company, and (ii) in recognition of the worldwide market for the Company’s services and technology, the restrictions contained in Sections 3 and 4 hereof are reasonable in all respects to protect the Company’s investment in my training and development, to protect the Company from unfair competition, and to protect the good will and other business interests of the Company.

3. Covenant Not to Compete.

(a) I shall not during my employment with the Company and for a period of one year thereafter directly or indirectly enter into, participate in or engage in a business or the solicitation of any business which is, directly or indirectly, in competition or proposes to be in competition with the business of the Company (which as of the date hereof is the discovery, development and commercialization of small molecule drugs that combat resistance in infectious diseases, particularly those caused by hepatitis B virus, hepatitis C virus or HIV, including research and development relating to zinc finger drug development technology and elvucitabine, as an individual on my own account, as a stockholder, principal, partner or joint venturer, as the owner of an interest in, or as a director or officer of, any business or entity, as an employee, agent, salesman, contractor or consultant of any person, business or entity, or otherwise, except that nothing contained herein will preclude me from purchasing or owning securities of any such business or entity if such securities are publicly traded and my holdings thereof do not exceed one percent (1%) of the issued and outstanding securities of any class of securities of such business or entity. Notwithstanding the foregoing and any other provision of this Agreement, Employee will not be restrained following his employment with the Company from participating in or engaging in a business or the solicitation of any business as an individual, employee, consultant, stockholder, principal, partner or joint venturer, owner, director, officer of any business or entity so long as employee does not participate or engage in activities related to discovery, development and commercialization of small molecule drugs that combat resistance in infectious diseases, particularly those caused by hepatitis B virus, hepatitis C virus or HIV, including research and development relating to zinc finger drug development technology and elvucitabine.

(b) I will not, at any time during or after the termination of my employment with the Company, interfere or attempt to interfere with, the relationship of the Company with any person or entity which at any time during my employment with the Company was an employee, licensee, sales agent or sales representative (or employee thereof), or customer, potential customer or vendor of, or supplier or licensor to, or in the habit of dealing with, the Company, as an individual on my own account, as a partner or joint venturer, as the owner of an interest in, or as a director or officer of, any entity, as an employee, agent, salesman, contractor or consultant of any person or entity, or otherwise.

4. Covenant Not to Solicit.

(a) I will not during my employment with the Company and for a period of one year thereafter solicit, divert or appropriate, or attempt to solicit, divert or appropriate, the business of any customer or potential customer of the Company as an individual on my own account, as a stockholder, principal, partner or joint venturer, as the owner of an interest in, or as a director or officer of, any entity, as an employee, agent, salesman, contractor or consultant of any person or entity, or otherwise.

(b) I will not during my employment with the Company and for a period of one year thereafter employ or in any manner solicit, induce or attempt to solicit or induce any employee, consultant, licensee, sales agent or sales representative (or any employee thereof) of, or any vendor, supplier or licensor to, the Company, or any such person and/or entity whose employment or association with the Company has terminated within six (6) months prior to or after my termination with the Company, to leave the Company’s employ, terminate his or its association with the Company, or otherwise interfere with the relationship of the Company with any such person or entity, whether for my own account or the account or the account of any other person or entity.

5. Severability and Interpretation. I agree that each provision, subpart and clause herein shall be treated as separate and independent clauses. In the event that any provision, subpart and/or clause of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision, subpart and/or clause is held to be overbroad as written, such provision, subpart and/or clause shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

6. Waiver. The Company’s waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement. In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be in writing and signed by the Company.

7. Acquiescence in Injunction. I understand that if I violate any provision of this Agreement the Company will be irreparably harmful and will have no adequate remedy at law. The Company shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, this Agreement. I hereby agree that if I act in violation of any provision hereof, the number of days that I am in such violation will be added to the one year period specified in Sections 3 and 4 hereof.

8. No Conflicting Agreements: Disclosure to Future Employers. I represent and warrant that I have not previously assumed any obligations inconsistent with those of this Agreement. I further represent and warrant that I am in compliance with, and my employment by the Company will not result in any violation of, any obligations previously assumed by me to any third party with respect to non-competition. I have not entered into, and I will not enter into, any agreement either written or oral in conflict herewith. I will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in this Agreement to any business or enterprise which I may directly or indirectly own, manage, operate, finance, join, control or in which I may participate in the ownership, management, operation, financing, or control, or with which I may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

9. Governing Law. This Agreement and any disputes arising under or in connection with it shall be governed by the laws of the State of Connecticut, without giving effect to the principles of conflict of laws of such state. I hereby submit for the sole purpose of this Agreement and any dispute arising under or in connection with it to the jurisdiction of the courts located in the State of Connecticut and any courts of appeal therefrom, and hereby waive any objection (on the grounds of lack of jurisdiction or forum non conveniens or otherwise) to the exercise of such jurisdiction over me by any such courts.

10. Notice. Any notice which the Company is required or may desire to give to me shall be given to me by personal delivery or registered or certified mail, return receipt requested, addressed to me at the address of record with the Company, or at such other place as I may from time to time designate in writing. Any notice which I am required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the dates of mailing any such notice shall be deemed to be the date of delivery thereof.

11. Complete Agreement; Amendments: Prior Agreements: Employment-at-Will. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. This Agreement supersedes any and all prior agreements between the Company and me with respect to the matters covered hereby; provided, however, that in the event of conflict between a provision of this Agreement and a provision of the Nondisclosure and Assignment of Inventions Agreement, dated as of the date hereof, by and between the Company and me, the provision most favorable to the Company shall govern. Nothing herein is intended to alter my at-will employment. The Company and I understand and agree that my employment at the Company is at-will and is not for any specified term and that either the Company or I may terminate the employment relationship with or without cause at any time, and that Sections 3 and 4 of this Agreement shall survive any such termination.

12. Miscellaneous. I agree that the provisions of this Agreement shall be binding on my heirs, assigns, executors, administrators and other legal representatives, and may be transferred by the Company to its successors and assigns. This Agreement supersedes all previous agreements, written or oral, relating to the above subject matter, except for the Nondisclosure and Assignment of Inventions Agreement between me and the Company, which shall remain in full force and effect in accordance with its respective terms.

13. Survival. This Agreement shall be effective as of the date entered below. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

14. Assignment. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. I will not assign this Agreement.

15. WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND I WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

The foregoing Noncompetition Agreement is hereby accepted and agreed to by the parties hereto.

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Marios Fotiadis	/s/ Milind S. Deshpande
	Marios Fotiadis	Milind S. Deshpande
Chief Executive Officer

Date: 9/18/01		Date: 9/18/01

AMENDMENT NO. 1 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 dated January 1, 2006 (the “Amendment”) to the Amended and Restated Employment Agreement (the “Agreement”), dated as of September 10, 2003, by and between Achillion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Milind S. Deshpande, Ph.D. (the “Employee”), is entered into by and between the Company and the Employee.

For valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Section 1 of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the “Commencement Date”) and ending on December 31, 2007 (such period as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4. This agreement shall automatically renew for successive one-year periods unless, at least six months prior to the expiration of the applicable Employment Period, either party has notified the other party that this Agreement shall not so renew.”

2. Except as amended hereby, the Agreement shall remain in full force and effect.

3. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws.

4. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Michael D. Kishbauch
Name: Michael D. Kishbauch
Title: President and Chief Executive Officer

/s/ Milind S. Deshpande
Milind S. Deshpande

Signature Page to Amendment No. 1 to Amended and Restated Employment Agreement